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                                                                    EXHIBIT 5.01

                                  July 18, 1996

Macromedia, Inc.
600 Townsend Street, Suite 310W
San Francisco, CA  94103

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about July 19, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000 shares of your Common Stock (the "Common Stock") to be sold by you pursuant to stock options to be granted by you to your (or your parent's, subsidiaries' or affiliates') employees, officers, directors, consultants, independent contractors and advisors under your 1992 Equity Incentive Plan, as amended (the "1992 Plan").

         As your counsel, we have examined the proceedings taken by you in connection with the adoption and amendment of the 1992 Plan.

         It is our opinion that the 1,800,000 shares of Common Stock that may be issued and sold by you pursuant to the stock options to be granted under the 1992 Plan, when issued and sold in the manner referred to in the relevant Prospectus associated with the Registration Statement, the 1992 Plan and accompanying stock options, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                                     Very truly yours,

                                                     Fenwick & West LLP